                                                                    Exhibit 12.1

                           THE PROGRESSIVE CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                          YEARS ENDED DECEMBER 31,
                             --------------------------------------------------------------
                             1995           1994          1993           1992          1991
                             ----           ----          ----           ----          ----
                                                  (DOLLARS IN MILLIONS)
Income before
  income taxes and
  cumulative effect
  of accounting
  change (1)                $345.9         $379.8         $373.1        $178.7         $32.9
                            ------         ------         ------        ------         -----
Fixed charges:
  Interest and
    amortization
    on indebtedness           57.1           56.9           42.4          44.8          47.8
  Portion of rents
    representative
    of the
    interest
    factor                     4.2            3.1            3.0           4.6           5.1
                            ------         ------         ------        ------         -----
Total fixed charges           61.3           60.0           45.4          49.4          52.9
                            ------         ------         ------        ------         -----
Total income
  available for
  fixed charges (2)         $407.2         $438.2         $415.8        $227.8         $85.8
                            ======         ======         ======        ======         =====
Ratio of earnings
  to fixed charges             6.6            7.3            9.2           4.6           1.6
                            ======         ======         ======        ======         =====

(1) 1992 results include the cumulative effect of an accounting change due to the adoption of Statement of Financial Accounting Standards 109, "Accounting for Income Taxes."

(2) Excludes interest capitalized of $1.6 million, $2.7 million and $.3 million for the years ended December 31, 1994, 1993 and 1992, respectively. No interest was capitalized in 1995 or 1991.